    Exhibit 99.1
Uber Announces Results for Third Quarter 2021

Gross Bookings reached an all-time high of $23.1 billion, up 57% year-over-year
Net loss of $2.4 billion with a $2.0 billion net headwind from revaluation of Uber’s equity investments
Adjusted EBITDA of +$8 million with Mobility margins at 5.5% of GB and Delivery approaching breakeven

SAN FRANCISCO – November 4, 2021 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended September 30, 2021.
Financial Highlights for Third Quarter 2021
•Gross Bookings grew 57% year-over-year (“YoY”) to $23.1 billion, or 53% on a constant currency basis, with Mobility Gross Bookings of $9.9 billion (+67% YoY) and Delivery Gross Bookings of $12.8 billion (+50% YoY). Trips during the quarter grew 39% YoY to 1.64 billion, or nearly 18 million trips per day on average.
•Revenue grew 72% YoY to $4.8 billion, or 69% on a constant currency basis. Revenue benefited from a $123 million accrual release for the resolution of historical claims in the UK relating to the classification of drivers. Note that this benefit is excluded from Adjusted EBITDA.
•Mobility take rate of 22.3% included a 120 basis points (“bps”) positive impact from the UK accrual release. Excluding that benefit, Mobility take rate recovered 240 bps QoQ to 21.1% driven by a tapering of elevated driver supply investments in Q2. Delivery take rate expanded 220 bps QoQ and 410 bps YoY to 17.4%. Ongoing business model changes in certain Delivery markets benefited take rate by 400 bps in the quarter.
•Net loss attributable to Uber Technologies, Inc. was $2.4 billion, which includes a $2.0 billion net headwind (pre-tax) from revaluation of Uber’s equity investments, primarily due to an unrealized loss of $3.2 billion (pre-tax) related to the revaluation of Uber’s Didi equity investment, partially offset by aggregate unrealized gains related to the revaluation of Uber’s Zomato, Aurora, and Joby stakes. Additionally, net loss includes $281 million in stock-based compensation expense.
•Adjusted EBITDA of $8 million, up $517 million QoQ and $633 million YoY, to deliver Uber’s first Adjusted EBITDA profitable quarter as a public company.
•Mobility Adjusted EBITDA of $544 million, up $365 million QoQ and $299 million YoY. Mobility Adjusted EBITDA margin as a percentage of Mobility Gross Bookings reached 5.5%, up from 2.1% in Q2 2021 and 4.1% in Q3 2020.
•Delivery Adjusted EBITDA of $(12) million, improved by $149 million QoQ and by $171 million YoY. Delivery Adjusted EBITDA margin as a percentage of Delivery Gross Bookings, approached breakeven at (0.1)%, up from (1.2)% in Q2 2021 and (2.1)% in Q3 2020.
•Unrestricted cash and cash equivalents were $6.5 billion at the end of the third quarter.

“Our early and decisive investments in driver growth are still paying dividends, with drivers steadily returning to the platform, leading to further improvement in the consumer experience,” said Dara Khosrowshahi, CEO. “This is especially important as Mobility reignites. Mobility Gross Bookings are up 18 percent over just the last two months and this Halloween weekend surpassed 2019 levels.”

“While we recognize it’s just a step, reaching total-company Adjusted EBITDA profitability is an important milestone for Uber,” said Nelson Chai, CFO. “Not only did our Mobility business recover to pre-COVID margins this quarter, our core restaurant delivery business was profitable on an Adjusted EBITDA basis for the first time as well, bringing the full Delivery segment close to breakeven.”

Outlook for Q4 2021
For Q4 2021, we anticipate:
•Gross Bookings of $25 billion to $26 billion
•Adjusted EBITDA of $25 million to $75 million

Financial and Operational Highlights for Third Quarter 2021

	Three Months Ended September 30,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	78	109	40%
Trips	1,184	1,641	39%
Gross Bookings	$14,745	$23,113	57%	53%
Revenue (2)	$2,813	$4,845	72%	69%
Net loss attributable to Uber Technologies, Inc. (3)	$(1,089)	$(2,424)	(123)%
Adjusted EBITDA (1)	$(625)	$8	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Revenue benefited from a $123 million accrual release for the resolution of historical claims in the UK relating to the classification of drivers. Excluding that benefit, revenue grew 68% YoY.
(3) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $183 million and $281 million in Q3 2020 and Q3 2021, respectively. Net loss also includes a $2.0 billion net headwind (pre-tax) from revaluation of Uber’s equity investments in Q3 2021.
** Percentage not meaningful.
Results by Offering and Segment
Gross Bookings

	Three Months Ended September 30,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$5,905	$9,883	67%	63%
Delivery	8,550	12,828	50%	46%
Freight	290	402	39%	39%
Total	$14,745	$23,113	57%	53%
Revenue

	Three Months Ended September 30,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$1,364	$2,205	62%	59%
Delivery	1,136	2,238	97%	92%
Freight	288	402	40%	40%
All Other (2)	25	—	**	**
Total (1)	$2,813	$4,845	72%	69%
(1) Uber Revenues and Mobility Revenues benefited from a $123 million accrual release for the resolution of historical claims in the UK relating to the classification of drivers.
(2) Includes historical results of ATG and Other Technology Programs and New Mobility.
** Percentage not meaningful.

Take Rates

	Three Months Ended September 30,
	2020	2021

Mobility (1)	23.1%	22.3%
Delivery	13.3%	17.4%
Total (2)	19.1%	21.0%
(1) Mobility Take Rate in Q3 2021 includes a 120 bps benefit from the UK accrual release. Excluding that benefit, Mobility Take Rate would be 21.1%.
(2) Total Take Rate in Q3 2021 includes a 60 bps benefit from the UK accrual release. Excluding that benefit, Total Take Rate would be 20.4%.
Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended September 30,
(In millions, except percentages)	2020	2021	% Change

Segment Adjusted EBITDA:
Mobility	$245	$544	122%
Delivery	(183)	(12)	93%
Freight	(73)	(35)	52%
All Other	(104)	—	**
Corporate G&A and Platform R&D (1), (2)	(510)	(489)	4%
Adjusted EBITDA (3)	$(625)	$8	**
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.
Revenue by Geographical Region

	Three Months Ended September 30,
(In millions, except percentages)	2020	2021	% Change

United States and Canada	$1,598	$2,648	66%
Latin America ("LatAm")	302	390	29%
Europe, Middle East and Africa ("EMEA")	590	1,064	80%
Asia Pacific ("APAC")	323	743	131%
Total	$2,813	$4,845	72%

Financial Highlights for the Third Quarter 2021 (continued)
Mobility
•Gross Bookings of $9.9 billion: Mobility Gross Bookings grew 63% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings grew 14% QoQ, with strong growth in U.S. & Canada, EMEA and LatAm, partially offset by a decline in APAC as a result of COVID-19 related lockdowns in Australia and New Zealand.

•Revenue of $2.2 billion: Mobility Revenue grew 36% QoQ and grew 62% YoY. Mobility Revenue benefited from a $123 million accrual release for the resolution of historical claims in the UK relating to the classification of drivers. Excluding the UK accrual release, Mobility Revenue grew 29% QoQ and grew 53% YoY.
•Take rate of 22.3%: Mobility take rate improved 360 bps QoQ but declined 80 bps YoY. Take rate saw a 120 bps benefit from the UK accrual release. The sequential improvement was driven by a reduction in driver incentives and a more favorable geographical mix as U.S. & Canada recovered through the quarter.
•Adjusted EBITDA of $544 million: Adjusted EBITDA increased $365 million QoQ and $299 million YoY. Adjusted EBITDA margin reached 5.5% of Gross Bookings, compared to 2.1% in Q2 2021 and 4.1% in Q3 2020. Adjusted EBITDA margin improved sequentially as a result of higher volume and lower driver incentives. On a YoY basis, margin improvement was primarily driven by better cost leverage from higher volume, more than offsetting higher driver incentives.
Delivery
•Gross Bookings of $12.8 billion: Gross Bookings grew 46% YoY on a constant currency basis. On a sequential basis, Gross Bookings remained relatively stable (-1% QoQ), with growth in several markets including the U.S., Mexico, Australia, Japan and Taiwan, offset by a notable decline in France.
•Revenue of $2.2 billion: Delivery Revenue grew 14% QoQ and 97% YoY. Take rate of 17.4% grew 220 bps QoQ and grew 410 bps YoY. Business model changes in some countries that classify certain payments and incentives as cost of revenue benefited Delivery take rate by 400 bps in the quarter.
•Adjusted EBITDA of $(12) million: Adjusted EBITDA improved $149 million QoQ and $171 million YoY, driven by cost leverage, reduced incentive spend, and improved network efficiencies. Delivery Adjusted EBITDA margin was at (0.1)% as a percentage of Gross Bookings, compared to (1.2)% in Q2 2021 and (2.1)% in Q3 2020. Adjusted EBITDA margin improved sequentially owing to improved network efficiencies, reduced incentive spend and realization of Postmates synergies. On a YoY basis, margin improvement was driven by higher volume, in addition to sequential factors.
Freight
•Freight delivered strong growth and improving EBITDA margins: Freight revenue grew 40% YoY, to $402 million, as shippers and carriers continue to utilize Uber Freight offerings to navigate a historically tight freight market. Freight improved Adjusted EBITDA by 52% YoY and improved Adjusted EBITDA margins as a percentage of Gross Bookings by 16.5% YoY to (8.7)%.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $489 million, compared to $486 million in Q2 2021, and $510 million in Q3 2020. On a YoY basis, Corporate G&A and Platform R&D decreased as a percentage of Gross Bookings due to cost control and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $2.4 billion. Non-GAAP cost of revenue was $2.3 billion, representing 10.1% of Gross Bookings, compared to 9.6% and 8.7% in Q2 2021 and Q3 2020 respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased due to the classification of certain Delivery payments and incentives as cost of revenue attributable to business model changes in some countries.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the Reconciliations of Non-GAAP Measures):
◦Operations and support: GAAP operations and support was $475 million. Non-GAAP operations and support was $431 million, representing 1.9% of Gross Bookings, compared to 1.8% and 2.4% in Q2 2021 and Q3 2020 respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.2 billion. Non-GAAP sales and marketing was $1.1 billion, representing 5.0% of Gross Bookings, compared to 5.6% and 6.2% in Q2 2021 and Q3 2020 respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing sales and marketing expense growth. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs.
◦Research and development: GAAP research and development was $493 million. Non-GAAP research and development was $338 million, representing 1.5% of Gross Bookings, compared to 1.5% and 2.7% in Q2 2021 and Q3 2020 respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to lower employee headcount costs, which was primarily driven by the sale of our ATG business in the first quarter of 2021.

◦General and administrative: GAAP general and administrative was $625 million. Non-GAAP general and administrative was $473 million, representing 2.0% of Gross Bookings, compared to 2.1% and 3.4% in Q2 2021 and Q3 2020 respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to lower employee headcount costs and improved fixed cost leverage.
Operating Highlights for the Third Quarter 2021
Platform
•Trips of 1.64 billion: Trips on our platform grew 9% QoQ and 39% YoY, with sequential growth in both Mobility and Delivery trips.
•Monthly Active Platform Consumers (“MAPCs”) reached 109 million: MAPCs grew 8% QoQ and grew 40% YoY to 109 million.
•Membership: Uber Eats announced partnerships with Hulu in the US and Aeroplan in Canada, offering complimentary Eats pass to eligible Hulu subscribers and Aeroplan credit cardholders. Aeroplan’s credit card partnerships with TD, Amex, and CIBC represent three of the highest spending cardholder bases in Canada. Later this month, we'll be announcing an update to our membership program geared towards more cross-platform benefits, competitive offers, and member perks.
•Supporting earners: Drivers and couriers earned an aggregate $8.6 billion during the quarter, with earnings up 60% YoY, outpacing Uber’s Gross Bookings growth of 57% YoY. We announced new global resources that are fully integrated in the Uber app for drivers and couriers who use Uber, including our partnership with Rosetta Stone and the ability to request a letter from Uber that describes the work they’ve done while using the Uber app.
•Uber for Business (U4B): Annualized run rate Gross Bookings for our U4B business reached $4.1 billion in Q3, up 115% YoY on a constant currency basis, and surpassed U4B Gross Bookings in Q3 2019. U4B recorded strong growth in managed Mobility Gross Bookings as corporate Mobility use cases recovered with businesses returning to work, while Delivery use cases continue to grow as well.
Mobility
•US driver supply recovery: Active US Mobility drivers in Q3 were up nearly 60% YoY, and improved through October with 10 consecutive weeks of driver growth since the end of August. As a result, consumer experience metrics have improved towards pre-COVID levels, with completed trips ETA close to 4.5 minutes at the end of October.
•Airport recovery: Trips to and from airports represented 12% of Mobility Gross Bookings in Q3 2021, growing 35% QoQ and 203% YoY, outpacing the overall Mobility segment’s recovery as consumer travel trends improved. With airport trips rapidly recovering, we launched several new features to further improve consumers’ airport experience:
◦Uber Reserve at Airports: With a strong product market fit between Uber Reserve and airport trips, Reserve is now being introduced at airports. In addition to standard Reserve features, Uber will also automatically adjust pickup based on flight tracking, and offer curbside pickup at airports.
◦Ready When You Are: A new feature that allows riders to request a ride once they land—but only be picked up when they are ready. With options for pickup in 20 minutes, 10 minutes or as soon as possible, Ready When You Are allows riders to select a pickup time that works best for them, while still adding a level of certainty that a car is on the way.
◦Curbside Pickup: A new feature that helps match curbside riders with drivers more quickly. Using machine learning technology that predicts demand ahead of time, we dispatch drivers who can then be matched with riders at the curb for a quick and seamless experience. This feature is available at more than 15 airports across the world.
◦Mobile Ordering for Pickup: Uber Eats customers can order and pay in-app from select airport restaurants and skip the line to pick up their meal. This feature is currently piloting at the Toronto Pearson Airport, and will continue to roll out to US airports in the coming months.
•Tesla EV rentals offered via Uber and Hertz partnership: Announced a new partnership with Hertz to make up to 50,000 fully electric Tesla Model 3 vehicles available for drivers to rent by 2023, exclusively for drivers using the Uber network in the US. This is the largest expansion of EVs on a mobility platform in North America and one of the largest globally.
Delivery
•Reopening impact: Delivery continued to demonstrate strong consumer, merchant and courier metrics even as COVID-19 restrictions eased around the world. Delivery MAPCs, basket size and order frequency were stable QoQ, and grew nearly 24% YoY, 9% YoY and 10% YoY respectively. Active merchants grew 37% YoY to exceed 780K in Q3. Globally, active couriers grew 36% YoY, and grew 87% YoY in the US.

•Ads: Advertising annualized revenue run rate reached well over $100 million in Q3 as active advertising merchants grew to over 140K. Uber’s proprietary advertising platform has now been rolled out to all Delivery markets except Germany.
•Three-tiered merchant pricing: Introduced a new tiered pricing model for merchants, which gives flexibility to meet merchants’ preferences. The model includes 3 different packages: Lite, Plus, and Premium, which charge 15%, 25%, and 30% fees respectively. While Lite keeps costs low for merchants, Plus and Premium aim to maximize merchant sales by providing higher app visibility, consumer benefits such as lower delivery fees, as well as advertisement spend matching for Premium.
•Drizly: Completed our acquisition of Drizly, North America’s leading alcohol delivery service, and the start of product integration. Over the coming months, Drizly’s marketplace will both be featured within the Uber Eats app and as a separate Drizly app and web experience. With the closing of this transaction, Uber’s alcohol delivery offering now reaches over 30 US states and Canada, and we expect expansion to continue.
•Rapid delivery and dark grocery: Announced a new rapid grocery partnership with Carrefour and Cajoo within the Uber Eats app in France, with Cajoo fulfilling Carrefour rapid delivery demand originating on Uber Eats. In Taiwan, Uber owned-and-operated dark grocery locations are being tested as we develop local approaches to changing consumer demand.
•Rite Aid partnership: Announced the expansion of our partnership with Rite Aid to offer delivery of Rite Aid products nationwide through the Uber platform. On-demand delivery is now available for over 2,180 Rite Aid locations on Uber Eats.
•Baby + Kids Hub: Announced the launch of a new vertical, Baby + Kids, on Uber Eats anchored by merchant partners Bed Bath & Beyond and Buy Buy Baby to help parents get what they need on-demand. This new vertical also includes niche brands new to delivery like Yumi, Lalo and more.
•Woolworths partnership: Announced a partnership with Woolworths, Australia’s biggest supermarket chain, to offer same-hour grocery delivery in Sydney and Melbourne, with national expansion by early next year. Orders from both Uber Eats or Woolworths website are fulfilled by Woolworths staff with delivery handled by Uber Eats couriers.
Freight
•Expanded committed capacity product: Uber Freight’s committed capacity product introduced digital lane clustering, which groups together similar lanes with historically low volumes in order to increase TAM and load volumes available for dedicated carrier coverage.
•Launched web-based carrier scorecard: The carrier scorecard incentivizes carriers to provide excellent performance, giving real-time access to track their own performance against Uber Freight’s quality standards. In Q3, Uber Freight maintained on-time delivery frequency at or above 94%.
•Continued strong customer adoption: Uber Freight’s shipper offering continues to show product market fit with both new and existing shippers - the segment onboarded 91 new Enterprise / Mid market logos as of Q3’21 while awarded ‘best service’ honors from top shippers LG Electronics and Target Corp.
Corporate
•Uber and Yandex N.V.: For a total consideration of $1.0 billion from Yandex, Uber agreed to sell its 18.5% equity interest in SDG and 4.5% of Uber’s equity interest in MLU B.V. In addition, through a demerger agreement, Yandex will acquire all of Uber’s equity interest in Yandex.Eats, Yandex.Lavka and Yandex.Delivery. Uber completed the sale of its entire equity interest in SDG and Uber’s equity interest in MLU B.V. to Yandex during the third quarter of 2021, and we expect the demerger shares closing to occur late in the fourth quarter of 2021.
•Uber and James River: Aleka Insurance, Inc. (“Aleka”), a wholly-owned subsidiary of Uber, entered into an agreement with subsidiaries of James River Group Holdings, Ltd. (“James River”). Pursuant to the agreement, Aleka will reinsure certain automobile liability insurance risks relating to activity on the Uber platform between 2013 and 2019 in exchange for payment by James River to Aleka of a premium in the amount of approximately $345 million (“Premium”). In connection with the LPTA, claims currently administered by James River will be transferred to a third-party claims administrator for ongoing handling.
•Senior Notes offering: Uber issued $1.5 billion principal amount of Senior Notes due 2029, with the intent to use the proceeds to finance a portion of the consideration payable in cash, and certain related fees and expenses incurred, in connection with the acquisition of Transplace by Uber Freight.

Webcast and conference call information
A live audio webcast of our third quarter 2021 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on November 4, 2021 at 2:00 PM (PT) / 5:00 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs, on our investor relations website (https://investor.uber.com/).
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 28 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a tax case before the UK tax authority related to classification as a transportation provider, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2020	As of September 30, 2021
Assets
Cash and cash equivalents	$5,647	$6,482
Short-term investments	1,180	—
Restricted cash and cash equivalents	250	414
Accounts receivable, net	1,073	1,333
Prepaid expenses and other current assets	1,215	1,455
Assets held for sale	517	—
Total current assets	9,882	9,684
Restricted cash and cash equivalents	1,494	2,894
Collateral held by insurer	860	—
Investments	9,052	12,239
Equity method investments	1,079	971
Property and equipment, net	1,814	1,781
Operating lease right-of-use assets	1,274	1,218
Intangible assets, net	1,564	1,278
Goodwill	6,109	6,447
Other assets	124	372
Total assets	$33,252	$36,884
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$235	$310
Short-term insurance reserves	1,243	1,379
Operating lease liabilities, current	175	168
Accrued and other current liabilities	5,112	6,269
Liabilities held for sale	100	—
Total current liabilities	6,865	8,126
Long-term insurance reserves	2,223	2,577
Long-term debt, net of current portion	7,560	9,279
Operating lease liabilities, non-current	1,544	1,488
Other long-term liabilities	1,306	1,129
Total liabilities	19,498	22,599
Redeemable non-controlling interests	787	229
Equity
Common stock	—	—
Additional paid-in capital	35,931	37,281
Accumulated other comprehensive income (loss)	(535)	1,168
Accumulated deficit	(23,130)	(24,518)
Total Uber Technologies, Inc. stockholders' equity	12,266	13,931
Non-redeemable non-controlling interests	701	125
Total equity	12,967	14,056
Total liabilities, redeemable non-controlling interests and equity	$33,252	$36,884

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021
Revenue	$2,813	$4,845	$7,974	$11,677
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,298	2,438	3,713	6,247
Operations and support	365	475	1,450	1,330
Sales and marketing	924	1,168	2,545	3,527
Research and development	493	493	1,722	1,496
General and administrative	711	625	2,135	1,705
Depreciation and amortization	138	218	395	656
Total costs and expenses	3,929	5,417	11,960	14,961
Loss from operations	(1,116)	(572)	(3,986)	(3,284)
Interest expense	(112)	(123)	(340)	(353)
Other income (expense), net	151	(1,832)	(1,688)	1,821
Loss before income taxes and loss from equity method investments	(1,077)	(2,527)	(6,014)	(1,816)
Provision for (benefit from) income taxes	23	(101)	(215)	(395)
Loss from equity method investments	(8)	(13)	(27)	(28)
Net loss including non-controlling interests	(1,108)	(2,439)	(5,826)	(1,449)
Less: net loss attributable to non-controlling interests, net of tax	(19)	(15)	(27)	(61)
Net loss attributable to Uber Technologies, Inc.	$(1,089)	$(2,424)	$(5,799)	$(1,388)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(0.62)	$(1.28)	$(3.33)	$(0.74)
Diluted	$(0.62)	$(1.28)	$(3.33)	$(0.75)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	1,755,029	1,898,954	1,739,488	1,877,655
Diluted	1,755,029	1,898,954	1,739,488	1,878,997

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2020	2021
Cash flows from operating activities
Net loss including non-controlling interests	$(5,826)	$(1,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	395	656
Bad debt expense	51	75
Stock-based compensation	591	834
Gain on business divestitures, net	(127)	(1,684)
Gain from sale of investments	—	(171)
Deferred income taxes	(272)	(482)
Loss from equity method investments, net	27	28
Unrealized loss on debt and equity securities, net	123	56
Impairment of debt and equity securities	1,690	—
Impairments of goodwill, long-lived assets and other assets	372	16
Unrealized foreign currency transactions	44	12
Other	(3)	50
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	380	(354)
Prepaid expenses and other assets	159	(229)
Collateral held by insurer	259	860
Operating lease right-of-use assets	274	116
Accounts payable	(34)	71
Accrued insurance reserves	(16)	490
Accrued expenses and other liabilities	77	891
Operating lease liabilities	(104)	(124)
Net cash used in operating activities	(1,940)	(338)
Cash flows from investing activities
Purchases of property and equipment	(493)	(218)
Purchases of marketable securities	(1,493)	(1,113)
Purchases of non-marketable equity securities	(10)	(857)
Purchase of notes receivable	(85)	(242)
Proceeds from maturities and sales of marketable securities	801	2,291
Proceeds from sale of non-marketable equity securities	—	500
Proceeds from sale of equity method investments and grant of related call option	—	800
Acquisition of businesses, net of cash acquired	(1,536)	(111)
Return of capital from equity method investee	91	—
Other investing activities	48	17
Net cash provided by (used in) investing activities	(2,677)	1,067
Cash flows from financing activities
Issuance of senior notes, net of issuance costs	1,492	1,485
Principal repayment on Careem Notes	(891)	(195)
Principal payments on finance leases	(175)	(166)
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	82	67

Proceeds from sale of subsidiary preferred stock units	—	125
Other financing activities	(25)	50
Net cash provided by financing activities	483	1,366
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(167)	(45)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(4,301)	2,050
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	12,067	7,391
Reclassification from assets held for sale during the period	—	349
End of period	$7,766	$9,790
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021

	(Unaudited)
Interest income	$7	$10	$51	$28
Foreign currency exchange gains (losses), net	(47)	(13)	(104)	(38)
Gain on business divestitures, net (1)	—	—	127	1,684
Unrealized loss on debt and equity securities, net (2)	(7)	(2,031)	(123)	(56)
Allowance reversal (impairment) of debt and equity securities (3)	160	—	(1,690)	—
Other, net	38	202	51	203
Other income (expense), net	$151	$(1,832)	$(1,688)	$1,821
(1) During the nine months ended September 30, 2020, gain on business divestitures, net, primarily represents a $154 million gain on the sale of our Uber Eats India operations to Zomato Media Private Limited (“Zomato”) recognized in the first quarter of 2020, partially offset by a $27 million loss on the sale of our JUMP operations to Lime during the second quarter of 2020. During the nine months ended September 30, 2021, gain on business divestitures, net, represents a $1.6 billion gain on the sale of our ATG Business to Aurora recognized in the first quarter of 2021.
(2) During the three and nine months ended September 30, 2021, unrealized loss on debt and equity securities, net, primarily represents a $3.2 billion and $1.7 billion net unrealized loss, respectively on our Didi investment, partially offset by a $994 million unrealized gain on our Zomato investment recognized during the third quarter of 2021, a $102 million and $573 million unrealized gain, respectively on our Aurora Investments, as well as a $73 million and $56 million net unrealized gain, respectively on our other investments in securities accounted for under the fair value option.
(3) During the three months ended September 30, 2020, we recorded a reversal of the previously recorded allowance for credit loss on our investment in Grab, initially recognized in the first quarter of 2020. During the nine months ended September 30, 2020, we recorded an impairment charge of $1.7 billion, primarily related to our investment in Didi recognized during the first quarter of 2020.
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021

	(Unaudited)
Operations and support	$16	$42	$52	$107
Sales and marketing	11	18	35	60
Research and development	102	152	341	434
General and administrative	54	69	163	233
Total	$183	$281	$591	$834

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
All Other. Includes ATG and Other Technology Programs and historical results of New Mobility, formerly Other Bets. ATG and Other Technology Programs, which primarily consisted of our ATG business that was divested in the first quarter of 2021, and subsequent to the divestiture, is no longer a reportable segment and included within All Other.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Mobility and New Mobility rides, Delivery orders, and amounts paid by Freight shippers, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery orders in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use: Adjusted EBITDA; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; impairment of debt and equity securities; and other; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.

Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2021	2020	2021

Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(1,089)	$(2,424)	$(5,799)	$(1,388)
Add (deduct):
Net loss attributable to non-controlling interests, net of tax	(19)	(15)	(27)	(61)
Provision for (benefit from) income taxes	23	(101)	(215)	(395)
Loss from equity method investments	8	13	27	28
Interest expense	112	123	340	353
Other (income) expense, net	(151)	1,832	1,688	(1,821)
Depreciation and amortization	138	218	395	656
Stock-based compensation expense	183	281	591	834
Legal, tax, and regulatory reserve changes and settlements	—	(98)	57	593
Goodwill and asset impairments/loss on sale of assets	76	—	285	57
Acquisition, financing and divestitures related expenses	14	23	43	85
Accelerated lease costs related to cease-use of ROU assets	80	—	80	2
COVID-19 response initiatives	18	10	90	51
Gain on lease arrangement, net	(12)	—	(5)	—
Restructuring and related charges, net	(6)	—	376	—
Legacy auto insurance transfer	—	103	—	103
Mass arbitration fees for supporting Black-owned restaurants	—	43	—	43
Adjusted EBITDA	$(625)	$8	$(2,074)	$(860)

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	September 30, 2020	June 30, 2021	September 30, 2021
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$1,298	$2,099	$2,438
COVID-19 response initiatives	(16)	(6)	—
Acquisition, financing and divestitures related expenses	(1)	—	(4)
Legacy auto insurance transfer	—	—	(101)
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$1,281	$2,093	$2,333

	Three Months Ended
(In millions)	September 30, 2020	June 30, 2021	September 30, 2021
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$365	$432	$475
Restructuring and related credits	6	—	—
Goodwill and asset impairments/loss on sale of assets	(2)	—	—
COVID-19 response initiatives	—	(1)	—
Acquisition, financing and divestitures related expenses	(2)	(3)	—
Legacy auto insurance transfer	—	—	(2)
Stock-based compensation expense	(16)	(38)	(42)
Non-GAAP Operations and support	$351	$390	$431

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$924	$1,256	$1,168
Acquisition, financing and divestitures related expenses	—	(1)	(1)
COVID-19 response initiatives	—	(2)	(2)
Stock-based compensation expense	(11)	(19)	(18)
Non-GAAP Sales and marketing	$913	$1,234	$1,147

Non-GAAP Research and development reconciliation:
GAAP Research and development	$493	$488	$493
Acquisition, financing and divestitures related expenses	—	(5)	(3)
Stock-based compensation expense	(102)	(149)	(152)
Non-GAAP Research and development	$391	$334	$338

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$711	$616	$625
Legal, tax, and regulatory reserve changes and settlements	—	(65)	(25)
Goodwill and asset impairments/loss on sale of assets	(74)	—	—
Acquisition, financing and divestitures related expenses	(11)	(17)	(15)
Accelerated lease costs related to cease-use of ROU assets	(80)	—	—
Gain on lease arrangement	12	—	—
Mass arbitration fees for supporting Black-owned restaurants	—	—	(43)
Stock-based compensation expense	(54)	(66)	(69)
Non-GAAP General and administrative	$504	$468	$473